Company Contact:	Investor Relations Contact:
Mr. Tim Huang	Mr. Crocker Coulson
Vice President, Investor Relations	President
Universal Travel Group Inc.	CCG Investor Relations
Phone: +86-755-83668554	Phone: +1-646-213-1925 (NY office)
Email: 011@cnutg.cn	E-mail: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgir.com

FOR IMMEDIATE RELEASE

Universal Travel Group Unveils TRIPEASY Kiosks Travel Solution

SHENZHEN, China, September 24, 2008 – Universal Travel Group Inc. (OTC BB: UTVG.OB) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing, hotel reservation and air cargo agency services, today announced that it has unveiled a brand new option to book travel reservations in the PRC, the TRIPEASY Travel Service Kiosks ( the “Kiosks”).

The Kiosks are interactive terminals placed in strategically targeted public areas. They will enable convenient, fast and easy to use, real-time air ticketing inquiries, reservations and purchases, as well as hotel and tour reservations. The Kiosks will provide full 360° views of hotels and travel destinations and accept payment via bank cards, debit cards and VISA. According to Credit Suisse Research, the number of domestic travelers in the PRC that use online travel services continues to rise, accounting for 16% of users in 2007, up from 12% in 2005. The Company initially plans to introduce the Kiosks in selected major cities in the PRC, with approximately 600 Kiosks to be rolled out this year if the result of beta testing passes a set of pre-determined criteria over a one-month trial period ending in October 2008. Major cities such as Shanghai and Shenzhen have a higher proportion of people using online travel services as compared to the rest of the PRC, representing 23% and 20% of the users in 2007, respectively. According to the China Internet Network Information Center, the PRC is the world’s largest market for internet users. Despite this, 95% of internet users still do not make purchases over the internet. The TRIPEASY Kiosks will eliminate the need for a personal computer or online access in order to make travel arrangements and are specifically targeted at this demographic of users.

Universal Travel Group plans a nationwide rollout to major cities in the PRC within the next two years. The Kiosks will be located everywhere including airports, hotels, office buildings, banks, shopping malls and MTR stations. The Company will promote the Kiosks via local media such as newspapers, billboards and internet ads, including its own award-winning website, www.cnutg.com, as well as other related websites, which will in turn further the Company’s brand recognition. The Kiosks themselves will provide a strong media platform to strengthen Universal Travel Group’s franchise. Additionally, the Kiosks’ interface will feature the same look, feel and functionality as Universal Travel Group’s new website, www.cnutg.com.cn, which integrates the Company’s diversified services into a new platform with selected value- added features and functionality.

“We are pleased to have unveiled this unique solution to help us capture a greater share of the growing domestic tourism market and business travel markets in the PRC,” said Ms. Jiangping Jiang, CEO of Universal Travel Group. “The Kiosks will enable us to better serve our customers 24 hours a day, 7 days a week.. The Kiosks will also serve as a media platform to promote our services and increase our brand recognition.”

About Universal Travel Group Inc.

Universal Travel Group, a growing travel services provider in the People’s Republic of China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life” the company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. In 2007, Universal Travel Group completed the acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. Universal Travel's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information, visit http://us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

###